Exhibit 10.2

Amendment To Employment Agreement

This Amendment To Employment Agreement (“Amendment”) is made and entered into by and among Robert K. Burgess (“Executive”), on the one hand, and Adobe Systems Incorporated (the “Company”), the new parent company of Adobe Macromedia Software LLC (formerly Macromedia, Inc.) (“Macromedia”), and Macromedia, on the other hand.  Executive and Macromedia are parties to an Amended and Restated Employment Agreement of January 19, 2005 (the “Agreement”).  The parties now wish to amend the Agreement on the terms set forth herein.

1.             In recognition of the fact that Section 409A of the Internal Revenue Code may prohibit the payment of certain benefits in connection with Executive’s “separation from service” earlier than six (6) months following Executive’s termination of employment, a new Section 10.7 designed to ensure the Agreement complies with the requirements of Section 409A is added to the Agreement to read in its entirety as follows:

“10.7  Compliance With Section 409A.  Notwithstanding any other provision of this Agreement, any payments that may be subject to Internal Revenue Code (“Code”) Section 409A and due Executive in connection with Executive’s termination of employment shall be delayed until the earliest date necessary to enable such payments to be made without incurring an excise tax under Code Section 409A.”

2.             Except as modified by this Amendment, the Agreement shall remain in full force and effect.

Dated: December 7, 2005	/s/ Robert K. Burgess
Robert K. Burgess

Dated: December 7, 2005	ADOBE SYSTEMS INCORPORATED

	By:	/s/ Bruce R. Chizen
Name: Bruce R. Chizen
Title: Chief Executive Officer

Dated: December 7, 2005	ADOBE MACROMEDIA SOFTWARE LLC

	By:	/s/ Karen O. Cottle
Name: Karen O. Cottle
Title: Vice President and Secretary